EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Watsco, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-260758) on Form S-3 and (No. 333-256872, 333-197795, and 333-185345) on Form S-8 of our reports dated February 25, 2022, with respect to the consolidated financial statements of Watsco, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Miami, Florida

February 25, 2022